Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS THIRD QUARTER RESULTS

Total Revenues up 101% Year-Over-Year Driven by Commencement of Refined Coal Revenues

Littleton, CO – November 11, 2010 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the third quarter ended September 30, 2010.

OVERVIEW OF THIRD QUARTER RESULTS

•	Total revenues increased 101% to $7.5 million.

•	$4.5 million in revenues from first full quarter of Refined Coal operations.

•	Gross margin grew 386% to $5.8 million, or 77.6% of revenues, from $1.2 million, or 32.1% of revenues, due to the higher margins associated with Refined Coal.

•

Net loss of $5.8 million, or $0.78 per diluted share, included $8.7 million of non-routine legal expenses associated with ongoing litigation, and a non-cash loss of $2.5 million from equity interest in ADA Carbon Solutions, LLC (“ADA-CS”).

•	ADA would have generated net income of $1.2 million or $0.16 per share, excluding the above mentioned non-routine legal expenses and the loss relating to the equity interest in ADA-CS.

OVERVIEW OF SEGMENTS & OUTLOOK

Refined Coal

The two Refined Coal facilities put into service in December 2009 by Clean Coal Solutions, LLC, our 50:50 joint venture with NexGen, commenced routine operations at the very end of the second quarter, and in September, ramped up to anticipated long-term treatment rates. The systems, which are leased to a subsidiary of a large financial institution, are now treating over 95% of the available coal used by the four generating units at the two power plants.

On an annualized basis, ADA expects Refined Coal production at current levels to generate more than $15 million in revenues, and after deduction of NexGen’s 50% share, result in over $7 million in pre-tax cash flow and operating income, or nearly $1.00 per share, for ADA through 2019. Additionally, the lease agreement on the facilities generated an upfront payment of $9 million in prepaid rent, $900,000 of which ADA recognized in the third quarter.

Quarterly revenues in this segment are expected to reflect seasonal variations in electricity demand, as well as unplanned and planned downtime required by the power plants for equipment repair and maintenance.

Emissions Control

Emissions Control revenues were $2.6 million, consisting of Activated Carbon Injection (“ACI”) system sales, consulting services, licensing fees from Arch Coal, and limited sales of flue gas chemicals. This compares to $3.1 million in revenues for this segment in the 2009 third quarter. To date, ADA has installed or is in the process of installing 46 ACI systems, and remains active in the bid and proposal process. ADA expects a lower level of ACI systems awards to continue until Federal regulations requiring strict plant-specific controls for power plants’ toxic air pollutants are finalized. The Company anticipates the EPA will finalize the regulations for utility boilers in late 2011.

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CO2 Capture

CO2 Capture revenues were $467,000 in the third quarter, generated from Department of Energy (“DOE”) and industry-supported contracts. On September 30, 2010, ADA was awarded an approximately $19 million contract from the DOE (including contributions from industry partners) as the prime contractor for the continued development of clean coal technology to capture carbon dioxide from coal-fired power plants and other industrial sources of CO2 emissions. ADA expects to recognize $1.1 million in associated revenues in the fourth quarter of 2010, and the balance of funded amounts through 2014.

BALANCE SHEET HIGHLIGHTS – as of September 30, 2010

•	Cash and cash equivalents totaled $3.0 million.

•	Working capital, excluding deferred revenue, was approximately $8.9 million.

•	ADA had no long-term debt.

•	ADA shareholders’ equity was $14.1 million.

CEO COMMENTARY

Dr. Michael Durham, President and CEO of ADA, stated, “We are very pleased with the commencement of our Refined Coal business. Our accomplishments in this segment reflect the successful implementation of ADA’s strategy to partner with industry pioneers to develop innovative clean energy technologies, and, with government and industry support, position the technologies for commercial use in the reduction of emissions from coal-fired utilities. This segment will be an important contributor to ADA’s earnings over the next ten years.

“With regard to ADA-CS, in which ADA has a minority equity interest, the AC manufacturing plant, which commenced commercial operations in May of 2010, is operating on the first two of four furnaces, and produced 9.5 million pounds of AC that was supplied to customers in the third quarter. ADA-CS expects that the plant will be capable of running at full capacity in early 2011. The AC product recently passed certification testing which will allow for growth into the water market. Based on ADA-CS’s current revenue forecasts, it expects to have positive EBITDA in 2011. The Company expects demand for AC to grow substantially once Federal regulations are finalized. The Federal regulations could produce a supply gap of nearly a billion pounds by 2015, requiring as many as five additional AC production lines. ADA-CS continues to pursue permits for these facilities in anticipation of federal regulations.”

Dr. Durham continued, “We expect the Company’s litigation expenses for the fourth quarter to be at a similar level as the third quarter, and be reduced significantly in the second quarter of 2011, at which point the Company should be in a position, apart from the losses we pick up from ADA-CS, to achieve very attractive levels of profitability.”

Dr. Durham concluded, “We remain optimistic about the Company’s outlook, driven by ADA’s position as a leader in clean coal technology, and our prospects for substantial growth in all three segments. We look forward to closing 2010 with higher year-over-year revenues, and are positioning the Company for strong bottom-line results once the litigation is resolved and our G&A expenses return to normalized levels.”

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Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Thursday, November 11, 2010. Interested parties may participate in the call by dialing (706) 679-3200, conference ID# 22968909. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•	We are also a joint venture participant in ADA Carbon Solutions (“ADA-CS”), which has commenced operations at its state-of-the-art AC production facility.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding future contracts, projects, technologies, project funding, ownership of ADA-CS, tax credits, revenues, expenses and other financial measures; timelines for our projects and anticipated regulations and legislation and expected impact on our markets; ADA-CS’ new AC plant; ADA-CS’ ability to supply AC and fund its operations and obligations; production levels at our RC facilities; future supply and demand; existing legal proceedings; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of new and pending regulations and any legal challenges to them; negative outcomes in our legal proceedings; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical and operational difficulties; inability to commercialize our technologies on favorable terms; additional risks related to ADA-CS including

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lack of continued funding, demand of payment on existing loans and other obligations, inability to obtain necessary permits, our lack of control of ADA-CS and further dilution of our interest; additional risks related to CCS including failure of its leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits, termination of the leases for such facilities, decreases in the production of RC and failure of Congress to extend the Section 45 tax credit placed-in-service date; our inability to come to terms with industry partners in our DOE CO2 capture technology project; availability of raw materials and equipment for our businesses; loss of key personnel; failure of Calgon Carbon Corp. to pay the judgment recently awarded to us and its appeal of such judgment; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

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ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUE:
Emissions control	$2,551	$3,056	$7,215	$12,242
CO2 capture	467	525	1,607	1,068
Refined coal	4,491	154	4,491	154

Total revenues	7,509	3,735	13,313	13,464

COST OF REVENUES:
Emissions control	1,334	1,913	4,355	7,240
CO2 capture	191	284	599	543
Refined coal	158	339	1,170	520

Total cost of revenues	1,683	2,536	6,124	8,303

GROSS MARGIN	5,826	1,199	7,189	5,161

OTHER COSTS AND EXPENSES:
General and administrative	10,470	7,920	21,225	13,483
Research and development	258	175	639	565
Depreciation and amortization	300	140	839	417

Total expenses	11,028	8,235	22,703	14,465

OPERATING LOSS	(5,202)	(7,036)	(15,514)	(9,304)

OTHER INCOME (EXPENSE):
Interest and other income	200	5	2,010	25
Equity in loss from unconsolidated entities (see Note 2)	(2,389)	(1,473)	(5,138)	(2,752)

Total other income (expense)	(2,189)	(1,468)	(3,128)	(2,727)

LOSS BEFORE INCOME TAX PROVISION AND
NON-CONTROLLING INTEREST	(7,391)	(8,504)	(18,642)	(12,031)

INCOME TAX BENEFIT	3,489	3,033	7,189	4,311

NET LOSS BEFORE NON-CONTROLLING INTEREST	(3,902)	(5,471)	(11,453)	(7,720)

Net (income) loss attributable to non-controlling interest	(1,921)	156	(900)	232

NET LOSS ATTRIBUTABLE TO ADA-ES	$(5,823)	$(5,315)	$(12,353)	$(7,488)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED

ATTRIBUTABLE TO ADA-ES	$(0.78)	$(0.76)	$(1.68)	$(1.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	7,455	7,021	7,359	6,940

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	7,455	7,021	7,359	6,940

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the quarter ended September 30, 2010.

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ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,992	$1,456
Trade receivables, net of allowance for doubtful accounts	7,140	5,812
Notes receivable	1,768	0
Certificates of deposit	505	400
Assets held for sale	0	1,987
Prepaid expenses and other	867	1,182

Total current assets	13,272	10,837

PROPERTY AND EQUIPMENT, at cost	7,725	3,100
Less accumulated depreciation and amortization	(3,016)	(2,252)

Net property and equipment	4,709	848

GOODWILL, net of amortization	435	435
INTANGIBLE ASSETS, net of amortization	249	229
INVESTMENT IN UNCONSOLIDATED ENTITIES	16,921	21,776
DEFERRED TAXES AND OTHER ASSETS	14,245	6,842

Total Assets	$49,831	$40,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,442	$5,312
Accrued payroll and related liabilities	638	578
Deferred revenue, current	4,813	1,452
Accrued expenses and other liabilities	282	1,306

Total current liabilities	9,175	8,648

LONG-TERM LIABILITIES:
Accrued liabilities	19,922	6,822
Deferred revenue, accrued warranty and other	6,390	1,146

Total liabilities	35,487	16,616

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
ADA-ES, Inc. stockholders’ equity
Preferred stock: 50,000,000 shares authorized, none outstanding	0	0
Common stock: no par value, 50,000,000 shares authorized, 7,481,718 and 7,093,931 shares issued and outstanding, respectively	39,151	37,000
Accumulated deficit	(25,101)	(12,748)

Total ADA-ES, Inc. stockholders’ equity	14,050	24,252
Non-controlling interest	294	99

TOTAL STOCKHOLDERS’ EQUITY	14,344	24,351

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,831	$40,967

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the quarter ended September 30, 2010.